Exhibit 2

JOINT FILING AGREEMENT

The undersigned parties hereby agree that this Amendment No. 1 to Schedule 13D filed herewith relating to the common stock, par value $0.01 per share, of Payoneer Global Inc., is being filed jointly with the Securities and Exchange Commission pursuant to Rule 13d-1(k) on behalf of each such person.

Date: September 15, 2022

Viola Ventures, III L.P.

By:	Viola Ventures GP 3 Ltd.,
its general partner

By:	/s/ Yitzhak Avidor
Name:	Yitzhak Avidor

By:	/s/ Avi Zeevi
Name:	Avi Zeevi

Viola Ventures GP 3 Ltd.

By:	/s/ Yitzhak Avidor
Name:	Yitzhak Avidor

By:	/s/ Avi Zeevi
Name:	Avi Zeevi

/s/ Shlomo Dovrat
Shlomo Dovrat

/s/ Harel Beit-On
Harel Beit-On

/s/ Avi Zeevi
Avi Zeevi